EXHIBIT 3.64
SCC619
(02/03)
COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
ARTICLES OF INCORPORATION
OF A VIRGINIA STOCK CORPORATION
The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, state(s) as follows:
1.	The name of the corporation is

HHC POPLAR SPRINGS, INC.

2.	The number (and classes, if any) of shares the corporation is authorized to issue is (are).

Number of shares authorized	Class(es)
1,000	VOTING COMMON STOCK
3.	A. The name of the corporation’s initial registered agent is

CT CORPORATION SYSTEM.
B. The initial registered agent is (mark appropriate box):
(1)	an individual who is a resident of Virginia and
[ ] an initial director of the corporation.

[ ] a member of the Virginia State Bar.
OR
(2)	[x] a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.
4.	A. The corporation’s initial registered office address, which is the business office of the initial registered agent, is:

4701 Cox Road, Suite 301	Glen Allen, VA	23060-6802 .

(number/street)	(city or town)	(zip code)
B.	The registered office is physically located in the ☐ city or ☑ county of

HENRICO .
5.	The initial directors are:

NAME(S)	ADDRESS(ES)
JAMES KEN NEWMAN	1500 WATERS RIDGE DRIVE
LEWISVILLE, TEXAS 75057
6.	INCORPORATOR(S):

DAVID K. MEYERCORD

/s/ David K. Meyercord	David K. Meyercord

SIGNATURE(S)	PRINTED NAME(S)
     Telephone number (optional):